EXHIBIT 4.8

                       CORNELL DEFERRED COMPENSATION PLAN

            Cornell Corrections, Inc., a Delaware Corporation, by resolution of its Board of Directors adopted the Cornell Corrections Deferred Compensation Plan (the "Plan"), effective June 1, 1999, for the benefit of its eligible employees.

            The Plan is a nonqualified deferred compensation plan pursuant to which certain eligible employees of the Company (as hereinafter defined) may elect to defer compensation. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1 - GENERAL

      Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

SECTION 1.2 - ACCOUNTS

      "Accounts" of a Participant shall mean his Qualified Account and his Nonqualified Account.

SECTION 1.3 - ADMINISTRATOR

      "Administrator" shall mean the Company, acting through the Chief Administrative Officer or his delegates. The Administrator shall have all duties and responsibilities imposed by ERISA, except as specifically assigned, delegated to or reserved to the Board under the Plan.

SECTION 1.4 - BOARD

      "Board" shall mean the board of directors of the Company. The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons.

SECTION 1.5 -  CODE

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

SECTION 1.6 - COMPANY; COMPANY AFFILIATE

      (a) "Company" shall mean Cornell Corrections, Inc. and any other firm which subsequently adopts the Plan as a whole or as to any one or more divisions, in accordance with Section 12.3(c), and any successor company which continues the Plan under Section 12.3(a), acting in each case through the board of directors of the company in question.

      (b) "Company Affiliate" shall mean any employer which, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his delegate under Code Sections 414(b), (c), (m) and 415(h) and any other entity required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).

SECTION 1.7 - COMPENSATION

      "Compensation" of a Participant for any Plan Year shall mean his total taxable remuneration received from the Company and all Company Affiliates in that Plan Year for services rendered as an Employee (including those items not reported on Form W-2 as determined under Treas. Reg. ss. 1.415-2(d)(2)(iii)-(iv), including deferred compensation under the Plan and amounts not includable in gross income by reason of Code Sections 125 (cafeteria plans), 402(a)(8) (401(k) plans), 402(h) or 403(b), but exclusive of

            (a) Company and Company Affiliate contributions to a deferred compensation plan (to the extent includable in the Participant's gross income solely by reason of Code Section 415) and any distribution from a deferred compensation plan (other than an unfunded, nonqualified plan),

            (b) amounts realized from the exercise of a nonqualified stock option or taxable by reason of restricted property becoming freely tradable or free of a substantial risk of forfeiture, as described in Code Section 83,

            (c) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option and

            (d) other amounts which receive special tax benefits such as Company or Company Affiliate contributions toward the purchase of an annuity contract described in Code Section 403(b) (whether or not excludable from the Participant's gross income).

            (e) all reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits (including severance benefits) (even if includable in gross income).

SECTION 1.8 - EMPLOYEE

      "Employee" shall mean any person who renders services to a Company in the status of an employee as that term is defined in Code Section 3121(d), including officers but not including

            (a)   directors who serve solely in that capacity,

            (b) attorneys, accountants and other persons doing independent work for the Company or a Company Affiliate where the relationship of employer and employee does not exist between said person and the Company or Company Affiliate, and

            (c) leased employees treated as Employees of the Company pursuant to Code Sections 414(n) and 414(o) or employees of a Company Affiliate.

SECTION 1.9 - ERISA

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

SECTION 1.10 - HARDSHIP

      (a) "Hardship" of a Participant as determined by the Administrator in its discretion on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied and, without regard to the existence of other resources which are reasonably available to the Participant in question, shall mean a financial need which is beyond the Participant's control.

      (b) A financial need shall not constitute a Hardship unless it is for at least $1,000.00 (or the entire principal amount of the Participant's Nonqualified Deferred Compensation Account, if less).

 SECTION 1.11 - INVESTMENT FUND

      "Investment Fund" shall have the meaning set forth in the Qualified Plan (or its subsequent counterpart).

SECTION 1.12 - MILITARY LEAVE

      Any employee who leaves a Company or Company Affiliate directly to perform service in the Armed Forces of the United States or the United States Public Health Service under conditions entitling him to reemployment rights as provided in the laws of the United States shall, solely for the purposes of the Plan and irrespective of whether he is compensated by a Company or Company Affiliate during such period of service, be presumed on "Military Leave." If such Employee voluntarily resigns from his Company or Company Affiliate during such period of service, or if he fails to make application for reemployment within the period specified by such laws for the preservation of his reemployment rights, such Employee shall be regarded as having had a Separation from the Service by resignation on the day such Military Leave expired.

SECTION 1.13 - NONQUALIFIED ACCOUNTS

      "Nonqualified Account" or "Nonqualified Accounts" of a Participant shall mean, as the context indicates, his Nonqualified Deferred Compensation Account.

SECTION 1.14 - NONQUALIFIED DEFERRED COMPENSATION

      "Nonqualified Deferred Compensation" of a Participant shall mean the amounts deferred by such Participant under Section 3.1 of the Plan.

SECTION 1.15 - NONQUALIFIED DEFERRED COMPENSATION ACCOUNT

      "Nonqualified Deferred Compensation Account" of a Participant shall mean the bookkeeping account, if any, established on behalf of the Participant in accordance with Section 5.1.

SECTION 1.16 - PARTICIPANT

      "Participant" shall mean any person included in the Plan as provided in
Article II.

SECTION 1.17 - PAYDAY

      "Payday" of a Participant shall mean the regular and recurring established day for payment of Compensation to Employees in his classification or position.

SECTION 1.18 - PLAN

      "Plan" shall mean the Cornell Corrections Deferred Compensation Plan.

SECTION 1.19 - PLAN YEAR

      "Plan Year" shall mean the twelve-month period commencing on January 1 and ending on December 31 (except that the first Plan Year shall begin May 1, 1999 and end December 31, 1999).

SECTION 1.20 - QUALIFIED ACCOUNTS

      "Qualified Accounts" of a Participant shall mean his accounts in the Qualified Plan.

SECTION 1.21 - QUALIFIED PLAN

      "Qualified Plan" shall mean the Cornell Corrections, Inc. 401(k) Profit Sharing Plan.

SECTION 1.22 - RULES OF THE PLAN

      "Rules of the Plan" shall mean the rules adopted by the Administrator pursuant to Section 11.1 for the administration, interpretation or application of the Plan.

SECTION 1.23 - SEPARATION FROM THE SERVICE

      (a) "Separation from the Service" of an Employee shall mean his resignation from or discharge by the Company or a Company Affiliate, or his death, but shall not include his transfer among the Company and Company Affiliates.

      (b) A leave of absence or sick leave authorized by the Company or a Company Affiliate in accordance with established policies, a vacation period, a temporary layoff for lack of work or a Military Leave shall not constitute a Separation from the Service; provided, however, that

      (i) continuation upon a temporary layoff for lack of work for a period in excess of three months shall be considered a discharge effective as of the commencement of the third month of such period:

      (ii) failure to return to work upon expiration of any leave of absence, sick leave, or vacation or within three days after recall from a temporary layoff for lack of work or before expiration of a Military Leave shall be considered a resignation effective as of the date of commencement of such leave of absence, sick leave, Military Leave, vacation or temporary layoff.

SECTION 1.24      VALUATION DATE

      "Valuation Date shall mean each day that the Investment Funds are valued (currently each business day).

SECTION 1.25 - VESTED

      "Vested," when used with reference to a Participant's Nonqualified Account, shall mean not subject to forfeiture, except as provided in the Plan, and unconditionally subject to distribution on his behalf, but only in accordance with the Plan.

                                   ARTICLE II

                                   ELIGIBILITY

SECTION 2.1 - REQUIREMENTS FOR PARTICIPATION

      Any Employee whose annualized rate of Compensation as of any date during a Plan Year is more than the limit imposed by Code Section 414(q) for such Plan Year and who is selected by the administrator shall be eligible to be a Participant for such Plan Year on such date.

SECTION 2.2 - INITIAL ELIGIBILITY DEFERRAL ELECTION PROCEDURE

      When an Employee first becomes eligible to participate in the Plan (by virtue of being a newly hired Employee or by virtue of a pay increase), the Administrator shall give such Employee a deferral election form on which the Employee may elect to defer his Compensation under Article III. Each such Employee electing to defer Compensation under Article III shall complete and sign the deferral election form and return it to the Administrator; provided, however, that such election shall be made not later than thirty days after the date on which such Employee first becomes eligible to become a Participant and shall, if received by the Administrator on a timely basis, become effective as soon as practicable after receipt. If the newly eligible Employee does not return a timely deferral election form to the Administrator, the Employee shall be deemed to have elected not to participate and shall not again be eligible to become a Participant until the following Plan Year.

SECTION 2.3  -   ANNUAL PARTICIPATION DEFERRAL ELECTION PROCEDURE

      Each Employee who continues to be eligible to participate in the Plan for a specific Plan Year shall be given a deferral election form on which the Employee may elect to defer his Compensation under Article III. Each such Employee electing to defer Compensation under Article III shall complete and sign the deferral election form and return it to the Administrator; provided, however, that such election shall be made prior to the beginning of the Plan Year for which it is to be effective and shall, if returned to the Plan Administrator on a timely basis, become effective with the first pay period of such Plan Year. If an eligible Employee does not return a timely deferral election form to the Administrator, the Employee shall be deemed to have elected not to participate for such Plan Year and shall not again be eligible to elect to participate until the next following Plan Year.

SECTION 2.4 - CONTENT OF DEFERRAL ELECTION FORM

      The Participant shall set forth on the deferral election form

            (a) his consent that he, his successors in interest and assigns and all persons claiming under him shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan as they now exist, and as they may be amended from time to time,

            (b) the amount of his Compensation to be deferred under Article III and, in such case, his authorization to be the Company to reduce his Compensation in accordance with Section 4.1 and

            (c) such other information as may be required for the administration of the Plan.

Such deferral election form shall be in the form specified by the Administrator.

SECTION 2.5 - CESSATION OF ELIGIBILITY.

      The Administrator may remove an Employee from active participation in the Plan if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualifies him as an eligible Employee, in which case his deferrals under the Plan shall cease. Even if his active participation in the Plan ends, an Employee shall remain an inactive Participant in the Plan until the earlier of
(i) the date the full amount of his Nonqualified Account (if any) is distributed from the Plan, or (ii) the date he again becomes an eligible Employee and recommences participation in the Plan. During the period of time that an Employee is an inactive Participant in the Plan his Account shall continue to be credited with earnings and losses as provided in Article VI.

                                   ARTICLE III

                             PARTICIPANTS' DEFERRALS

SECTION 3.1 - DEFERRAL OF COMPENSATION

      Each Participant may elect to defer to his Nonqualified Deferred Compensation Account for any Plan Year an amount equal to any whole number percentage (not greater than seventy five percent or such other percentage as may be established by the Administrator from time to time) of his Compensation.

      Such election shall be made upon such prior written notice (not later than the earlier of the last day of the next preceding Plan Year or 30 days after the date on which the Employee becomes eligible to be a Participant pursuant to
Section 2.1) to the Administrator as is required by the Administrator, and shall remain in effect for the Plan Year.

SECTION 3.2 - DISCONTINUANCE OF DEFERRAL

      A Participant may elect, upon such prior written notice as is required by the Administrator, to discontinue deferral of his Compensation for any Plan Year. The discontinuance is effective the first pay period immediately following receipt of the notice by the Administrator.

                                   ARTICLE IV

                             CREDITING OF DEFERRALS

SECTION 4.1 - DETERMINATION OF CREDITS

      Pursuant to the Rules of the Plan, each Participant's Nonqualified Deferred Compensation Account shall be credited with an amount which is equal to the amount of Compensation such Participant elected to defer under Section 3.1.

                                    ARTICLE V

                              NONQUALIFIED ACCOUNTS

SECTION 5.1 - NONQUALIFIED DEFERRED COMPENSATION ACCOUNT

      The Administrator shall establish and maintain for each Participant a Nonqualified Deferred Compensation Account to which shall be credited the amounts determined under Section 4.1, debited his distributions under Sections 8.1, 9.1, 10.2, and 10.3 and credited or debited the amounts determined under
Article VI.

SECTION 5.2 - ASSIGNMENTS, ETC. PROHIBITED

      No part of the Nonqualified Deferred Compensation Account of a Participant shall be liable for the debts, contracts or assignments of any Participant, his beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided herein.

SECTION 5.3  -  NATURE OF DEFERRALS AND NONQUALIFIED ACCOUNTS

      The Compensation deferrals and earnings or losses credited to a Participant's Nonqualified Account shall be represented solely by bookkeeping entries, and no moneys or other assets shall actually be set aside for such Participant, except as expressly provided herein. All payments to a Participant under the Plan shall be made from the general assets of the Company. The Administrator or the Board shall allocate the total liability to pay benefits under the Plan among the Company and participating Company Affiliates in such manner and amount as the Administrator or the Board (as applicable) in its sole discretion deems appropriate. Any assets, which may be acquired by the Company in anticipation of its obligations under the Plan, shall be part of the general assets of the Company. The Company's obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or beneficiary shall be and remain no more than an unsecured, general creditor of the Company.

SECTION  5.4  -  SOURCE OF FUNDS

      Except as provided in this Section and Section 5.5, the Company shall provide the benefits described in the Plan from the general assets of the Company. The Company may, but shall not be required to, establish a rabbi trust and may pay over funds from time to time to such trust (as described in

Section 5.5), and, subject to the provisions of the trust, to the extent that funds in such trust allocable to the benefits payable under the Plan are sufficient, the trust assets shall be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Company shall have the obligation, and the Participant or beneficiary, who is due such benefits, shall look to the Company to provide such benefits.

SECTION  5.5  -  TRUST

      The Company may, but shall not be required to, transfer all or any portion of the funds necessary to fund benefits accrued hereunder to a trustee to be held and administered by the trustee pursuant to the terms of a rabbi trust agreement. It is the intent of the Company that the assets held by any trust established by the Company for the purposes of this Plan are and shall remain at all times subject to the claims of the general creditors of the Company. No Participant or beneficiary shall have any interest in the assets held by any such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of the Participants, beneficiaries or any creditor.

                                   ARTICLE VI

                          INVESTMENT OPTIONS; VALUATION
                            OF NONQUALIFIED ACCOUNTS

SECTION 6.1 - INVESTMENT CREDITS AND DEBITS

      On each Valuation Date, additional amounts shall be credited (or debited) to each Participant's Nonqualified Deferred Compensation Account under Section 4.1, such amounts to be equal to the earnings (or losses) that would have been credited (or debited) had such Accounts been invested entirely in any one or more Investment Fund in such proportions as in effect for such Participant under the Qualified Plan for the period between successive Valuation Dates.

SECTION 6.2 - DETERMINATION OF VALUES

      As of each Valuation Date, the Administrator shall determine the fair market value of each asset in each Investment Fund based upon the information reasonably available to the Administrator including the data from, but not limited to, newspapers and financial publications of general circulation, statistical and valuation services, records of securities exchanges, appraisals by qualified persons, transactions and bona fide offers in assets of the type in question and other information customarily used in evaluation of property for the purposes of the Code. With respect to securities for which there is a generally recognized market, the published selling prices on or nearest to such Valuation Date shall establish fair market value of such security. Fair market value so determined shall be conclusive for all purposes of the Plan.

SECTION 6.3 - APPLICABILITY OF NONQUALIFIED ACCOUNT VALUES

      The value of a Nonqualified Account as determined as of a given date under this Article, plus any amounts subsequently allocated thereto under Sections 4.1 and less any amounts distributed under Sections 8.1, 9.1, 10.2 and 10.3, shall remain the value thereof for all purposes of the Plan until revalued hereunder.

                                   ARTICLE VII

                        VESTING OF NONQUALIFIED ACCOUNTS

SECTION 7.1 - VESTING OF ACCOUNTS

      Each Participant's interest in his Nonqualified Deferred Compensation Account shall be Vested at all times.

                                  ARTICLE VIII

                  BENEFITS UPON SEPARATION FROM THE SERVICE

SECTION 8.1 - DISTRIBUTIONS ON SEPARATION FROM THE SERVICE

      A participant who has a Separation from Service for any reason other than death shall receive in a lump sum or in 5 and 10 year annual installment payments, as determined by the Participant's distribution election made at the time described in Section 2.2, the Vested amount credited to his Nonqualified Account as of the last valuation of such Accounts under Article VI, less any amounts required to be withheld by law. Such payment shall be made or installment payments shall commence not later than the date which is 30 days after the end of the calendar year in which such Separation from the Service occurs, or at a later date as elected by the Participant at the time described in Section 2.2 (but in no event to exceed five years from the date of the Participant's Separation from Service).

SECTION 8.2 - EFFECT OF DELAY OR FAILURE TO ASCERTAIN AMOUNT DISTRIBUTABLE OR TO LOCATE DISTRIBUTEE

            (a) If an amount payable under Article VIII or IX cannot be ascertained or the person to whom it is payable has not been ascertained or located within the stated time limits and reasonable efforts to do so have been made, then distribution shall be made not later than 30 days after such amount is determined or such person is ascertained or located, or as prescribed in subsection (b).

            (b) If, within one year after a Participant has a Separation from the Service, the Administrator, in the exercise of due diligence, has failed to locate him (or if such Separation from the Service is by reason of his death, has failed to locate the person entitled to his Vested Nonqualified Accounts under Section 9.1) , his entire Distributable interest in the Plan shall be forfeited; provided, however, that if the Participant (or in the case of his death, the person entitled thereto under Section 9.1) makes proper claim therefor pursuant to the Rules of the Plan, the amount so forfeited shall be paid to such Participant or such person in a lump sum not later than 30 days after such claim is made.

                                   ARTICLE IX

                               BENEFITS UPON DEATH

SECTION 9.1 - DISTRIBUTION ON DEATH

      (a) Upon the death of a Participant or former Participant, the Vested amount credited to his Nonqualified Accounts as of the last valuation of such Accounts under Article VI, less any amounts required to be withheld by law, shall be paid in one lump sum to such Participant's or former Participant's beneficiaries under the Qualified Plan.

      (b) Subject to Section 8.2, such Payment shall be made not later than 30 days after the end of the calendar quarter in which the Participant's or former Participant's death occurs.


                                    ARTICLE X

                OTHER DISTRIBUTIONS FROM NONQUALIFIED ACCOUNTS

SECTION 10.1 -    ACCOUNTING FOR DISTRIBUTIONS

      Records for each Nonqualified Deferred Compensation Account shall be maintained so that contributions thereto with respect to the Plan, as adjusted under Article VI, may be identified for the purposes of this Article.

SECTION 10.2 - HARDSHIP DISTRIBUTIONS FROM NONQUALIFIED DEFERRED COMPENSATION ACCOUNTS

      A Participant may apply for a distribution from his Nonqualified Deferred Compensation Account on account of his Hardship, subject to the following requirements:

            (a) The Participant's Hardship distribution shall not exceed the amount that is necessary to satisfy the Hardship, less the amount that can be satisfied from other resources that are reasonably available to the Participant.

            (b) The denial of the Participant's Hardship distribution request would result in severe financial hardship to the Participant.

            (c) The Participant has not received a Hardship distribution within the 12 month period preceding the distribution.

SECTION 10.3 - DISTRIBUTIONS WHILE ACTIVELY EMPLOYED

      A Participant, at the time described in Section 2.2, may elect to receive a lump sum or installment distributions from his Nonqualified Deferred Compensation Account while actively employed subject to the following: if the Participant elects to receive installment payments, and said payments begin while the Participant is actively employed by the Company, the Participant may not elect to defer Compensation under Section 3.1 of the Plan, while receiving benefits from his Vested account.

                                   ARTICLE XI

                            ADMINISTRATIVE PROVISIONS

SECTION 11.1 - ADMINISTRATOR'S DUTIES AND POWERS

       (a) The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Among its necessary powers and duties, are the following:

            (i) To delegate all or part of its function as Administrator to others and to revoke any such delegation.

            (ii) To determine questions of eligibility and vesting of Participants and their entitlement to benefits.

            (iii) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator or the board has under the Plan, or otherwise, to designate such persons to carry out responsibilities, and (with the Company, the Board and its officers, trustees and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

            (iv) To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

            (v) To adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

      (b) Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

SECTION 11.2 - LIMITATIONS UPON POWERS

      The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and accordance with the specified purposes of the Plan.

SECTION 11.3 - FINAL EFFECT OF ADMINISTRATOR ACTION

      All actions taken and all determinations made by the Administrator in good faith shall be final and binding upon all Participants and any person interested in the Plan.

SECTION 11.4 - INDEMNIFICATION BY THE COMPANY; LIABILITY INSURANCE

      (a) The Company shall pay or reimburse any of the Company's officers, directors or Employees who administer the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys' fees) arising out of the good faith performance of their Plan functions.

      (b) The Company may obtain and provide for any such person, at the Company's expense, liability insurance against liabilities imposed on him by law or by virtue of his actions taken in connection with this Plan.

SECTION 11.5 - RECORDKEEPING

      (a) The Administrator shall maintain suitable records as follows:

            (i) Records of each Participant's individual Nonqualified Account which, among other things, shall show separately deferrals, and the gains and losses thereon.

            (ii) Records which show the operations of the Plan during each Plan Year.

            (iii) Records of its deliberations and decisions.

      (b) The Administrator may appoint a secretary to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA and to perform ministerial acts.

      (c ) The Administrator shall not be required to maintain any records or accounts that duplicate any records or accounts maintained by the Company.

SECTION 11.6 - STATEMENT TO PARTICIPANTS

      Within thirty days (or as soon as practicable) after the last day of each Plan Quarter, the Administrator shall furnish to each Participant a statement setting forth the value of his Nonqualified Accounts and the Vested percentage thereof and such other information as the Administrator shall deem advisable to furnish.

SECTION 11.7 - INSPECTION OF RECORDS

      Copies of the Plan and records of a Participant's Nonqualified Account shall be open to inspection by him or his duly authorized representatives at the office of the Company at any reasonable business hour.

SECTION 11.8 - CONFLICTING CLAIMS

      If the Administrator is confronted with conflicting claims concerning a Participant's Nonqualified Account, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys' fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant's Nonqualified Accounts.

SECTION 11.9 - SERVICE OF PROCESS

      The secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

SECTION 11.10 - SERVICE IN MORE THAN ONE CAPACITY

      Any person or group of persons may serve more than one capacity with respect to the Plan.

SECTION 11.11  -  CLAIMS

      (a) Claims for benefits under the Plan may be filed with the Administrator on forms or in such other written documents, as the Administrator may prescribe. The Administrator shall furnish to the claimant written notice of the disposition of a claim within ninety (90) days after the application therefor is filed In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

      (b) Any Participant or beneficiary who has been denied a benefit shall be entitled, upon request to the Administrator, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Administrator's possession in order to prepare the appeal. The request for review, together with written statement of the claimant's position, must be filed with the Administrator no later than sixty (60) days after receipt of the written notification of denial of a claim provided for in subsection (a). The Administrator's decision shall be made within sixty (60) days following the filing of the request for review. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

      (c) Any payment to a Participant or beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Administrator and the Company and participating Company Affiliates, any of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Administrator. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Administrator receives a proper receipt and release.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

SECTION 12.1 - TERMINATION OF THE PLAN

      (a) While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to the Company or as to any division, facility or other operational unit thereof.

      (b) Discharge or layoff of Employees of the Company or any unit thereof without such a declaration shall not result in a termination of the Plan.

      (c) In the event of any termination, the Board shall direct either that the Administrator shall continue to maintain Participants' Nonqualified Accounts and payment of such Nonqualified Accounts shall be made in accordance with Articles VIII and IX or that distribution of each Participant's Nonqualified Account shall be paid in a lump sum as soon as practicable following the termination date of the Plan.

SECTION 12.2 - LIMITATIONS ON RIGHTS OF EMPLOYEES

      The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Employee, or consideration for, or an inducement or condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or to interfere with or restrict the right to the Company, which is hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Employees, Participants or any other persons entitled to payments under the Plan. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance that will give rise to the applicable right.

SECTION 12.3 - CONSOLIDATION OR MERGER; ADOPTION OF PLAN BY OTHER COMPANIES

      (a) In the event of the consolidation or merger of the Company with or into any other corporation, or the sale by the Company of its assets, the resulting successor may continue the Plan by adopting it in a resolution of its board of directors. If within 90 days from the effective date of such consolidation, merger or sale of assets, such new corporation does not adopt the Plan, the Plan shall be terminated in accordance with
      Section 12.1.

      (b) There shall be no merger or consolidation with, or transfer of the assets or liabilities of the Plan to, any other plan unless each Participant in this Plan would have, if the combined or successor plans were then terminated, immediately after the merger, consolidation, or transfer accounts which are equal to or greater than his corresponding Nonqualified Accounts under this Plan had the Plan been terminated immediately before the merger, consolidation or transfer.

      (c) A Company Affiliate may, with the approval of the Board, adopt the Plan as a whole company or as to any one or more divisions effective as of the first day of any Plan Year by resolution of its own board of directors or agreement of its partners. Such Company Affiliate shall give written notice of such adoption to the Administrator by its duly authorized officers.

SECTION 12.4 - ERRORS AND MISSTATEMENTS

      In the event of any misstatement or omission of fact by a Participant to the Administrator or any administrative, clerical or other error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum or recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Administrator shall direct or proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

SECTION 12.5 - PAYMENT ON BEHALF OF MINOR, ETC.

      In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, and their officers, directors and employees.

SECTION 12.6 - AMENDMENT OF PLAN

      As limited by any applicable law, the Plan may be wholly or partially amended by the Administrator from time to time including retroactive amendments; provided, however, that no amendment shall decrease the Vested amount any Participant or any other person entitled to payment under the Plan has in the Participant's Nonqualified Accounts on the Valuation Date immediately preceding the amendment.

SECTION 12.7 - GOVERNING LAW

      This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where state law is applicable, the laws of the State of Texas. Exclusive jurisdiction and venue of all disputes arising out of or relating to this plan shall be in any court of appropriate jurisdiction in Houston, Harris County, Texas.

SECTION 12.8 - PRONOUNS AND PLURALITY

      The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

SECTION 12.9 - TITLES

      Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

SECTION 12.10 - REFERENCES

      Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

SECTION 12.11 - TAX WITHHOLDING

      If the whole or any part of any Participant's or Beneficiary's benefit hereunder shall become subject to any income tax, FICA tax, estate or inheritance tax, or other tax which the Company shall be required to withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.


      IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this 17th day of May, 1999.



                                     CORNELL CORRECTIONS, INC.


                                     By /s/ PATRICK PERRIN
                                     Title Chief Administrative Officer